UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 14, 2007
Date of report (Date of earliest event reported)
PepsiAmericas, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15019 (Commission File Number)	13-6167838 (IRS Employer Identification No.)
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
(Address of principal executive offices, including zip code)
(612) 661-3883
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT
     On August 14, 2007, PepsiAmericas, Inc. (“PepsiAmericas”), through its subsidiary PAS Luxembourg s.a.r.l. (a company formed under the laws of Luxembourg), and PepsiCo, Inc. (“PepsiCo”), through its subsidiary Linkbay Limited (a company formed under the laws of Cyprus), entered into an agreement between the shareholders of Sandora Holdings, B.V. (the “Joint Venture Agreement”). Sandora Holdings, B.V., a company formed under the laws of the Netherlands (the “Joint Venture”), is the company through which PepsiAmericas and PepsiCo acquired their ownership interests in Sandora LLC (as set forth in Item 8.01 below). The Joint Venture is owned, indirectly, 60% by PepsiAmericas and 40% by PepsiCo. In general, the Joint Venture Agreement sets forth the governance terms for Sandora Holdings, B.V., including (1) the creation of an 8-person board of directors, with PepsiAmericas and PepsiCo each appointing four of the board members, (2) the creation of a management team to oversee the day-to-day operations of Sandora LLC, which team is headed by a general manager nominated by PepsiAmericas, and (3) non-competition covenants that restrict the parties from competing with the Joint Venture in Ukraine.
     PepsiAmericas considers PepsiCo to be a related party due to the nature of the franchise relationship between the parties and PepsiCo’s ownership interest in PepsiAmericas. As of fiscal year end 2006, PepsiCo beneficially owned approximately 44 percent of the outstanding common stock of PepsiAmericas. During fiscal year 2006, approximately 90 percent of the total net sales of PepsiAmericas were derived from the sale of PepsiCo products. The parties have entered into transactions and agreements from time to time, and expect to enter into additional transactions and agreements in the future.
ITEM 8.01 OTHER EVENTS
     On August 17, 2007, PepsiAmericas and PepsiCo completed the joint purchase of 80 percent of Sandora, LLC, the leading juice company in Ukraine. On August 20, 2007, PepsiAmericas and PepsiCo issued a joint press release regarding such purchase. Such press release, which appears as Exhibit 99 to this report, is incorporated by reference in response to this Item 8.01.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) See “Exhibit Index.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiAmericas, Inc.

Date: August 20, 2007	By:	/s/ Alexander H. Ware Alexander H. Ware
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99	Press release dated August 20, 2007.

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